Exhibit 99.3

CONSENT OF GEORGE A. FISK

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in this Registration Statement on Form S-4 of ViewPoint Financial Group, Inc. as a person who is expected to become a director of ViewPoint Financial Group, Inc. upon consummation of the merger referred to therein.

Date: March 14, 2014	/s/ George A. Fisk
George A. Fisk